EXHIBIT 18.1

April 28, 2005

Board of Directors

Veritas DGC Inc.

10300 Town Park Dr.

Houston, TX 77072

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 and issued our report thereon dated April 28, 2005.  Note 1 to the financial statements describes a change in estimate effected by a change in accounting principle for the multi-client data library amortization policy.  Under the prior method, capitalized costs of multi-client surveys were charged to cost of services in the period sales occurred (the sales forecast method) over an estimated five-year useful life, however, during the last 24 months of each survey’s useful life, amortization was the greater of the amount based on sales or straight-line amortization of the net book value over the remaining period of the original estimated five-year useful life. Under the new method, capitalized costs of multi-client surveys are charged to cost of services over an estimated five-year useful life based on the greater of the result under the sales forecast method or cumulative straight-line amortization from inception over an estimated five-year useful life. It should be understood that the preferability of one acceptable method of accounting over another for amortizing multi-client data library costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in estimate effected by a change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in estimate effected by a change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20 paragraph 32.

Very truly yours,

PricewaterhouseCoopers LLP